Exhibit 99

DOMINION ANNOUNCES DIVIDEND INCREASE
IN FOURTH QUARTER AND AGAIN NEXT YEAR

RICHMOND, Va., July 27, 2004- Dominion (NYSE:D) announced today that it will raise its fourth-quarter dividend payable Dec. 20, 2004, by 2 cents per share, increasing its current quarterly rate of 64.5 cents per share to 66.5 cents per share. This will be Dominion's first dividend increase in ten years.

For dividends payable in 2005, the quarterly rate will rise again from 66.5 cents per share to 67 cents per share for an annual rate in 2005 of $2.68 per share.

Under current financial projections, the company believes that additional 8-cent annual increases in Dominion's dividend rate are appropriate.

At present, Dominion has been paying out quarterly dividends of 64.5 cents per share, or an annual rate of $2.58 per share. Dominion or predecessor companies have paid more than 300 consecutive dividends. Common stock dividends are declared on a quarterly basis by the board of directors.

Thos. E. Capps, chairman and chief executive officer, said:

"The time is right to boost the dividend. We've looked at our cash flow for the first six months of the year. It's strong and sustainable. We have also taken a conservative view of our cash outlook for the balance of the year, like what we see and are comfortable with this move. Barring unforeseen circumstances, we're positioned to adopt a sustainable increase, beginning in the fourth quarter of 2004, and continuing at a slightly higher rate in 2005 and beyond.

"Our integrated platform of regulated and unregulated energy and natural gas assets is performing to our expectations. Our key metrics and indicators are heading in the right direction. Operating earnings guidance is positive - in the neighborhood of 5 percent to 7 percent annual growth. Our credit metrics are moving in a positive direction - our debt ratio is improving, our interest coverage ratios are stronger. Now, we are delighted to say that our dividend will be heading up."

Dominion is one of the nation's leading energy companies.

This release contains forward-looking statements including our expectations for future dividends, 2004 and 2005 earnings and for future annual growth rates that are subject to various risks and uncertainties and, in the case of dividends, board approval. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, governmental regulations, economic conditions in the company's service area, fluctuations in energy-related commodity prices, including changes in the cost of fuel for our regulated electric business, risks related to operating businesses in regulated industries that are becoming deregulated, the transfer of control over electric transmission facilities to a regional transmission organization, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, and other uncertainties. Other risk factors are detailed from time to time in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

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